Exhibit 99.1

For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS 2010 FOURTH QUARTER
AND YEAR END RESULTS
  2010 earnings increase to $9.1 million, or $0.45 per fully diluted share
  Core deposits increase $356 million, or 20%, over December 31, 2009
  Nonperforming loans reduced 11% in the fourth quarter to 2.45% of loans
  Enterprise Bank & Trust acquires Legacy Bank in third FDIC-assisted Arizona transaction

St. Louis, January 25, 2011. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $9.1 million for the year ended December 31, 2010 compared to a net loss of $48.0 million for the prior year. The net loss for 2009 was primarily attributable to a $45.4 million non-cash accounting charge to eliminate goodwill related to the Company’s banking segment. After deducting dividends on preferred stock, the Company reported net income of $0.45 per fully diluted share for 2010 compared to a net loss of $3.92 per fully diluted share for 2009.

For the fourth quarter of 2010, the Company reported net income of $6.4 million compared to a net loss of $854,000 for the prior year period. After deducting dividends on preferred stock, the Company reported net income of $0.38 per diluted share for the fourth quarter of 2010 compared to a net loss of $0.12 per diluted share for the fourth quarter of 2009.

In addition, on January 7, 2011, Enterprise Bank & Trust (“Enterprise”), the Company’s banking subsidiary, entered into a loss sharing agreement with the FDIC and acquired certain assets and assumed certain liabilities of Legacy Bank of Scottsdale, Arizona (“Legacy”). The acquisition consisted of assets of approximately $131.9 million and total deposits of approximately $113.7 million, including approximately $70.2 million of brokered and CDARS time deposits. Approximately $43.5 million of the deposits were assumed at a premium of 1%. The assets were purchased at a 7.6% discount to their historic book value. As part of the transaction, Enterprise and the FDIC have entered into a loss sharing agreement whereby the FDIC will reimburse Enterprise for 80% of losses incurred on certain loans and other real estate (“covered assets”). In addition, Enterprise also acquired approximately $55.6 million of discretionary and $13.6 million of non-discretionary trust assets. This transaction will not materially change the Company’s regulatory capital ratios and is anticipated to add approximately $0.15 to $0.20 to Enterprise’s 2011 earnings per share, subject to the underlying assumptions and final valuations of the assets.

Peter Benoist, President and Chief Executive Officer, commented, “Enterprise's fourth quarter results represent a continuing trend in increased quarterly earnings per share and improved operating fundamentals. Asset quality trends, including fewer risk rating downgrades and reduced nonperforming loan totals, are encouraging. Disciplined pricing on both loans and deposits coupled with the strong yields on covered loans acquired in our July 2010 FDIC-assisted acquisition of certain assets of Home National have allowed us to maintain solid net interest margins as we continue to position for improvement in the overall economy. While the Company experienced a modest decline in net loans outstanding during the quarter, our loan pipelines remain strong particularly in the Commercial & Industrial category.”

Benoist continued, “Solid core deposit growth, particularly in the fourth quarter, double digit increases in Wealth Management revenues, and a strong emphasis on expense management have all contributed to strengthening our operating results.”

On a pre-tax, pre-provision basis, the Company’s operating income from continuing operations was $13.6 million in the fourth quarter of 2010, an 81% increase from the prior year period of $7.5 million. On a linked quarter basis, pre-tax, pre-provision operating income declined $2.8 million, or 17%, primarily due to $900,000 in lower net gains on sales of tax credits, a $750,000 accrual against a potential fraud loss on a depository account and approximately $1.2 million of various expenses related to covered assets, variable compensation, and reserves related to unfunded commitments.

Pre-tax, pre-provision income from continuing operations, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure, is presented because the Company believes adjusting its results to exclude discontinued operations, loan loss provision expense, and unusual gains or losses provides shareholders with a more comparable basis for evaluating period-to-period operating results. A schedule reconciling GAAP pre-tax income (loss) to pre-tax, pre-provision income from continuing operations is provided in the attached tables.

Banking Segment

Deposits
Core deposits grew significantly in the fourth quarter of 2010. These deposits, which exclude brokered CDs and include reciprocal CDARS deposits, increased $319.2 million, or 18%, from September 30, 2010. The increase was due to a $61.9 million increase in demand deposits, a $168.5 million increase in money market accounts and other interest-bearing deposit accounts and a $99.8 million increase in non-CDARS certificates of deposit. Reciprocal CDARS deposits decreased by $11.0 million in the fourth quarter of 2010.

While the Company historically experiences large increases in fourth quarter core deposits (followed by first quarter reductions), the fourth quarter 2010 growth was exceptional. Approximately $34.0 million of the money market growth and $73.0 million of the certificate of deposit growth was related to our new Enterprise Advisory Services initiative, a proprietary deposit platform marketed to registered investment advisory firms.

Core deposits increased $355.8 million, or 20%, to $2.1 billion from December 31, 2009. Noninterest-bearing demand deposits increased $76.4 million, or 26%, in 2010 and represented 16% of total deposits at December 31, 2010, up from 15% at December 31, 2009. Management believes a portion of the growth in noninterest-bearing demand deposits is the result of the FDIC deposit guarantee and relatively low rates on non-guaranteed accounts.

Total deposits at December 31, 2010 were $2.3 billion, an increase of $356.3 million, or 18%, over December 31, 2009 and $257.9 million, or 13%, higher than September 30, 2010. The Company has maintained a favorable deposit mix, with core deposits representing 93% of total deposits at December 31, 2010, unchanged from the prior year period. CDARS deposits totaled $160.5 million at December 31, 2010 compared to $134.8 million at December 31, 2009.

Loans
Portfolio loans totaled $1.9 billion at December 31, 2010, including $127 million of loans covered under FDIC loss share agreements. While loan pipelines continue to strengthen, particularly in the St. Louis market, payoffs and paydowns more than offset the new loans generated in the quarter. Excluding the loans covered under loss share, in the fourth quarter of 2010, portfolio loans decreased $30.3 million, or 1.7%, from September 30, 2010 as the Company continued to decrease its exposure to investor owned commercial real estate credits. For the full year, net loans declined $52.1 million, or 2.9%. Excluding the loans covered under loss share, Commercial & Industrial loans increased 7.2% during the year and represent more than 30% of the Company’s loan portfolio at December 31, 2010.

Asset quality
Nonperforming loans, including troubled debt restructurings of $7.9 million, were $46.4 million at December 31, 2010 compared to $51.9 million for the linked third quarter and $38.5 million at December 31, 2009. During the quarter ended December 31, 2010, there were $19.7 million of additions, $7.9 million of chargeoffs, other principal reductions of $7.3 million, and $8.7 million of assets transferred to other real estate. Of the $19.7 million in new nonperforming loans, three relationships comprise over $14.1 million, or 72% of the total. Nonperforming loans represented 2.45% of total loans at December 31, 2010 versus 2.69% at September 30, 2010 and 2.10% at December 31, 2009.

Nonperforming loans by segment at December 31, 2010 were as follows (in millions):

	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land
Acquisition & Development	$190.3	$9.9	5.20%
Commercial Real Estate – investor owned	444.7	10.9	2.45%
Commercial Real Estate – owner occupied	331.6	2.0	0.60%
Residential Real Estate	189.5	12.3	6.49%
Commercial & Industrial	593.9	11.3	1.90%
Consumer & Other	16.4	---	0.00%
Portfolio loans covered under FDIC loss share	126.7	---	0.00%
Total	$1,893.1	$46.4	2.45%

Loans that were 30-89 days delinquent at December 31, 2010 represented 0.13% of the portfolio compared with 0.09% at September 30, 2010.

Other real estate at December 31, 2010 was $36.2 million, compared to $34.7 million at September 30, 2010 and $25.1 million at December 31, 2009. Other real estate covered by FDIC loss share agreements increased by $3.1 million. Approximately 30% of total other real estate, or $10.8 million, is covered by two FDIC loss share agreements. Other real estate not covered by an FDIC loss share agreement totaled $25.4 million at December 31, 2010, a decrease of $1.6 million from September 30, 2010.

During the fourth quarter, the Company sold $9.7 million in other real estate, recording a loss of $355,000. During 2010, , the Company sold $26.0 million in other real estate at a net gain of $79,000.

Net charge-offs in the fourth quarter of 2010 were $7.6 million, or 1.57% of average loans. By comparison, net charge-offs were $5.9 million, or 1.23% of average loans, in the linked third quarter. For the year, net charge-offs were $34.0 million, or 1.83% of average loans.

Provision for loan losses was $3.3 million in the fourth quarter of 2010 compared to $7.7 million in the third quarter of 2010 and $8.4 million in the fourth quarter of 2009. The decrease in provision for loan losses in the fourth quarter was primarily due to lower levels of risk rating downgrades. Excluding the loans under FDIC loss share agreements, the Company’s watch list credits as a percentage of total loans have declined slightly since year end 2009.

The Company’s allowance for loan losses was 2.26% of total loans at December 31, 2010, representing 92% of nonperforming loans. The loan loss allowance was 2.43% at September 30, 2010 representing 90% of nonperforming loans and 2.35% at December 31, 2009 representing 112% of nonperforming loans.

Net Interest Income
Net interest income for the banking segment increased $8.8 million, or 45%, in the fourth quarter of 2010 compared to the same period of 2009 and was $2.2 million, or 8.6%, higher than in the linked third quarter. For the full year, net interest income for the banking segment increased $18.5 million, or 25%, over 2009.

Loans covered under FDIC loss share yielded 20.6% in 2010. This yield benefited from cash flows on covered assets that exceeded expectations.

Including the effect of parent company debt, the net interest rate margin was 4.44% for the fourth quarter of 2010, compared to 4.31% for the third quarter of 2010 and 3.15% in the fourth quarter of 2009. Absent the purchased Home National loans, the fourth quarter net interest rate margin would have been 3.50%, a 0.17% decline from the linked third quarter due to a less favorable earning asset mix.

Wealth Management Segment

Fee income from the Wealth Management segment, including trust revenues and income from state tax credit brokerage activities, totaled $1.5 million in the fourth quarter of 2010, a 14.5% increase from the prior linked quarter, and 42% higher than the prior year period. For the year, fee income for the Wealth Management segment totaled $7.7 million, representing a 38% increase over 2009.

Trust
Trust revenues were $1.5 million in the fourth quarter of 2010, a 14% increase over the linked quarter and a 51% increase over the prior year period. For the year, trust revenues increased $919,000, or 20%, over 2009. The increase in revenue was attributable to higher account asset values, several estate planning-related insurance sales and generally improving sales momentum in the Trust organization.

Trust assets under administration were $1.5 billion at December 31, 2010, compared to $1.4 billion at September 30, 2010 and $1.3 billion at December 31, 2009.

State Tax Credit Brokerage
Including the impact of fair value marks on tax credit assets and related interest rate hedges, revenue from state tax credit brokerage activities was near breakeven for the fourth quarter of 2010, compared to $884,000 for the third quarter of 2010 and $62,000 in the fourth quarter of 2009. Tax credit sales in the fourth quarter of 2010 were lower than expected due to the timing of customer purchases. For the year, revenue from state tax credit brokerage activities was $2.3 million, a $1.2 million, or 117% increase over 2009.

Other Business Results

Total capital to risk-weighted assets was 14.30% at December 31, 2010 compared to 13.32% at December 31, 2009. The tangible common equity ratio was 5.26% at December 31, 2010 versus 5.44% at December 31, 2009. The decline in the tangible common equity ratio was primarily due to increased assets resulting from the $319 million increase in deposits. The effect of the anticipated asset increase of Legacy on our tangible common equity ratio is expected to be offset by our first quarter seasonal deposit runoff. A reconciliation of shareholders’ equity to tangible common equity and total assets to tangible assets is provided in the attached tables. The Company believes that the tangible common equity ratio is an important financial measure of capital strength even though it is considered to be a non-GAAP measure and is not part of the regulatory capital requirements to which the Company is subject.

Other Income in 2010 was $3.1 million, or 220% higher than 2009. The increase in Other Income was due to $1.7 million of accretion on the FDIC indemnification asset, $776,000 of income on bank-owned life insurance policies and $524,000 related to two interest rate swaps terminated by the Company in 2009.

For the fourth quarter of 2010, noninterest expenses increased $4.9 million, or 36%, compared to the prior year period. The increase was primarily attributable to $900,000 in salaries and benefits, largely due to the recruitment of several senior bankers, higher variable compensation accruals, and staff additions to support our Arizona acquisition activity, $3.0 million in loan legal and other real estate expenses including $2.4 million of writedowns in other real estate, and the $750,000 accrual for a potential fraud loss on a depository account. Noninterest expenses were $3.2 million, or 20.8%, higher on a linked quarter basis. The increase primarily consists of various expenses including $1.6 million of loan legal and other real estate expenses, along with semi-annual director compensation payments, the fraud accrual and the reserve for unfunded commitments. Excluding the goodwill impairment charge in 2009, for the year, noninterest expenses increased $8.9 million, or 16.7% over 2009. Salaries and benefits rose $2.5 million, or 9.8%, year-over-year, while loan legal and other real estate expenses increased $5.2 million, year over year.

The Company’s efficiency ratio was 61.6% for the quarter ended December 31, 2010 compared to 62.0% for the prior year period. Excluding the goodwill impairment charge in 2009, the Company’s efficiency ratio for the full year of 2010 was 57.9%, compared to 59.3% in 2009.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2009 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)	For the Quarter Ended		For the Twelve Months Ended

	Dec 31,	Dec 31,	Dec 31,	Dec 31,
INCOME STATEMENTS	2010	2009	2010	2009
NET INTEREST INCOME
Total interest income	$34,433	$28,013	$120,450	$118,486
Total interest expense	7,909	10,098	32,411	48,845
Net interest income	26,524	17,915	88,039	69,641
Provision for loan losses	3,325	8,400	33,735	40,412
Net interest income after provision for loan losses	23,199	9,515	54,304	29,229

NONINTEREST INCOME
Wealth Management revenue	1,518	1,002	5,443	$4,524
Deposit service charges	1,145	1,221	4,739	5,012
Sale of other real estate	(355)	(579)	79	(436)
State tax credit activity, net	(3)	62	2,250	1,035
Sale of securities	781	3	1,987	955
Gain on extinguishment of debt	-	2,062	-	7,388
Other income	740	454	4,476	1,399
Total noninterest income	3,826	4,225	18,974	19,877

NONINTEREST EXPENSE
Salaries and benefits	7,517	6,617	28,513	25,969
Occupancy	1,126	1,189	4,297	4,709
Furniture and equipment	357	360	1,393	1,425
Goodwill impairment charge	-	-	-	45,377
Other	9,678	5,566	27,734	20,947
Total noninterest expense	18,678	13,732	61,937	98,427

Income (loss) from continuing operations before income tax	8,347	8	11,341	(49,321)
Income tax expense (benefit)	1,921	(372)	2,221	(2,650)
Income (loss) from continuing operations	6,426	380	9,120	(46,671)

(Loss) income from discontinued operations before income tax	-	(315)	-	(408)
Loss on disposal before income tax	-	(1,587)	-	(1,587)
Income tax benefit	-	(668)	-	(711)
Loss from discontinued operations	-	(1,234)	-	(1,284)

Net income (loss)	6,426	(854)	9,120	(47,955)
Dividends on preferred stock	(622)	(608)	(2,467)	(2,414)
Net income (loss) available to common shareholders	$5,804	$(1,462)	$6,653	$(50,369)

Basic earnings (loss) per share from continuing operations	$0.39	$(0.02)	$0.45	$(3.82)
Diluted earnings (loss) per share from continuing operations	0.38	(0.02)	0.45	(3.82)
Basic loss per share from discontinued operations	-	(0.10)	-	(0.10)
Diluted loss per share from discontinued operations	-	(0.10)	-	(0.10)
Basic earnings (loss) per share	0.39	(0.12)	0.45	(3.92)
Diluted earnings (loss) per share	0.38	(0.12)	0.45	(3.92)

Return on average assets	0.87%	(0.24% )	0.27%	(2.05% )
Return on average common equity	14.95%	(4.25% )	4.50%	(34.51% )
Efficiency ratio from continuing operations	61.55%	62.02%	57.88%	109.95%
Noninterest expense from continuing operations to average assets	2.80%	2.26%	2.52%	4.00%

YIELDS (fully tax equivalent)
Loans not covered under FDIC loss share	5.45%	5.55%	5.52%	5.45%
Loans covered under FDIC loss share	24.82%	3.05%	20.60%	3.05%
Total portfolio loans	6.75%	5.54%	6.11%	5.45%
Securities	2.60%	2.78%	2.74%	3.35%
Federal funds sold	0.26%	0.20%	0.30%	0.22%
Yield on earning assets	5.75%	4.89%	5.37%	5.15%
Interest-bearing deposits	1.21%	1.72%	1.36%	1.94%
Subordinated debt	5.71%	5.80%	5.82%	6.08%
Borrowed funds	2.32%	3.19%	2.46%	3.49%
Cost of paying liabilities	1.49%	2.06%	1.66%	2.41%
Net interest spread	4.26%	2.83%	3.71%	2.74%
Net interest rate margin	4.44%	3.15%	3.94%	3.06%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)		At the Quarter Ended

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
BALANCE SHEETS	2010	2010	2010	2010	2009
ASSETS
Cash and due from banks	$23,413	$21,125	$13,711	$13,548	$16,064
Federal funds sold	3,153	1,599	30	2,199	7,472
Interest-bearing deposits	268,853	35,588	66,347	125,822	83,430
Debt and equity investments	373,824	274,855	273,021	280,329	295,650
Loans held for sale	5,640	5,910	2,518	1,517	4,243

Portfolio loans not covered under FDIC loss share	1,766,351	1,796,637	1,760,461	1,786,097	1,818,481
Portfolio loans covered under FDIC loss share	126,711	134,207	11,776	13,127	13,644
Total portfolio loans	1,893,062	1,930,844	1,772,237	1,799,224	1,832,125
Less allowance for loan losses	42,759	46,999	45,258	44,079	42,995
Net loans	1,850,303	1,883,845	1,726,979	1,755,145	1,789,130

Other real estate not covered under FDIC loss share	25,373	26,937	23,606	18,669	22,918
Other real estate covered under FDIC loss share	10,835	7,748	2,279	2,279	2,166
Premises and equipment, net	20,499	21,024	21,169	21,697	22,301
State tax credits, held for sale	61,148	61,007	60,134	52,067	51,258
FDIC loss share receivable	88,292	88,676	5,922	10,563	10,368
Goodwill	2,064	2,064	2,064	2,064	2,064
Core deposit intangible	1,223	1,322	1,423	1,531	1,643
Assets held for sale	-	-	-	-	4,000
Other assets	71,220	72,544	73,526	73,975	52,948
Total assets	$2,805,840	$2,504,244	$2,272,729	$2,361,405	$2,365,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	366,086	304,221	293,619	300,835	289,658
Interest-bearing deposits	1,931,635	1,735,649	1,528,204	1,603,219	1,651,758
Total deposits	2,297,721	2,039,870	1,821,823	1,904,054	1,941,416
Subordinated debentures	85,081	85,081	85,081	85,081	85,081
FHLB advances	107,300	122,300	123,100	128,100	128,100
Federal funds purchased	-	5,000	-	-	-
Other borrowings	119,333	58,196	56,681	60,438	39,338
Other liabilities	13,057	13,217	9,172	8,498	7,808
Total liabilities	2,622,492	2,323,664	2,095,857	2,186,171	2,201,743
Shareholders' equity	183,348	180,580	176,872	175,234	163,912
Total liabilities and shareholders' equity	$2,805,840	$2,504,244	$2,272,729	$2,361,405	$2,365,655

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2010	2010	2010	2010	2009
EARNINGS SUMMARY
Net income (loss) from continuing operations
Net interest income	$26,524	24,290	$18,602	$18,623	$17,914
Provision for loan losses	3,325	7,650	8,960	13,800	8,400
Wealth Management revenue	1,518	1,326	1,302	1,297	1,002
Noninterest income	2,308	4,725	3,739	2,759	3,223
Noninterest expense	18,678	15,458	14,146	13,655	13,731
Income (loss) before income tax	8,347	7,233	537	(4,776)	8
Net income (loss) from continuing operations	6,426	4,971	737	(3,014)	380

Net loss from discontinued operations	$-	$-	$-	$-	$(1,234)
Net income (loss) available to common shareholders	$5,804	$4,353	$122	$(3,626)	$(1,462)
Diluted earnings (loss) per common share	$0.38	$0.29	$0.01	$(0.25)	$(0.12)
Return on average common equity	14.95%	11.61%	0.34%	(10.26% )	(4.25% )
Net interest rate margin (fully tax equivalent)	4.44%	4.31%	3.46%	3.47%	3.15%
Efficiency ratio from continuing operations	61.55%	50.95%	59.84%	60.21%	62.02%

MARKET DATA
Book value per common share	$10.13	$9.98	$9.74	$9.65	$10.25
Tangible book value per common share	$9.91	$9.75	$9.51	$9.40	$9.97
Market value per share	$10.46	$9.30	$9.64	$11.06	$7.71
Period end common shares outstanding	14,889	14,854	14,854	14,852	12,883
Average basic common shares	14,856	14,854	14,854	14,418	12,835
Average diluted common shares	16,296	16,293	14,855	14,418	12,835

ASSET QUALITY
Net charge-offs	$7,564	$5,909	$7,781	$12,716	$9,041
Nonperforming loans	$46,357	$51,955	$46,550	$55,785	$38,540
Nonperforming loans to total loans	2.45%	2.69%	2.63%	3.10%	2.10%
Nonperforming assets to total assets*	2.59%	3.18%	3.12%	3.19%	2.60%
Allowance for loan losses to total loans	2.26%	2.43%	2.55%	2.45%	2.35%
Net charge-offs to average loans (annualized)	1.57%	1.23%	1.76%	2.83%	1.90%

CAPITAL
Average common equity to average assets	5.83%	5.96%	6.18%	6.14%	5.67%
Tier 1 capital to risk-weighted assets	11.97%	11.80%	11.93%	11.78%	10.67%
Total capital to risk-weighted assets	14.30%	14.19%	14.41%	14.29%	13.32%
Tangible common equity to tangible assets	5.26%	5.79%	6.22%	5.92%	5.44%

AVERAGE BALANCES
Portfolio loans not covered under FDIC loss share	$1,780,890	$1,764,289	$1,762,250	$1,807,255	$1,882,675
Portfolio loans covered under FDIC loss share	128,412	135,204	12,313	13,012	4,936
Earning assets	2,394,683	2,260,308	2,186,375	2,206,302	2,295,474
Total assets	2,644,952	2,494,148	2,342,523	2,336,788	2,406,403
Deposits	2,169,853	2,008,720	1,889,947	1,895,937	1,926,800
Shareholders' equity	186,453	180,984	176,785	175,223	168,143

LOAN PORTFOLIO
Commercial and industrial	$593,938	$592,554	$545,177	$551,351	$553,988
Commercial real estate	776,268	792,510	793,869	799,846	817,332
Construction real estate	190,285	201,298	205,501	213,253	221,397
Residential real estate	189,484	195,762	198,096	204,544	209,743
Consumer and other	16,376	14,513	17,818	17,103	16,021
Portfolio loans covered under FDIC loss share	126,711	134,207	11,776	13,127	13,644
Total loan portfolio	$1,893,062	$1,930,844	$1,772,237	$1,799,224	$1,832,125

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$366,086	$304,221	$293,619	$300,835	$289,658
Interest-bearing transaction accounts	204,687	187,426	198,747	203,006	142,061
Money market and savings accounts	865,703	714,498	687,116	640,504	699,374
Certificates of deposit	861,245	833,725	642,341	759,709	810,323
Total deposit portfolio	$2,297,721	$2,039,870	$1,821,823	$1,904,054	$1,941,417

*Excludes ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2010	2010	2010	2010	2009
YIELDS (fully tax equivalent)
Loans not covered under FDIC loss share	5.45%	5.49%	5.56%	5.59%	5.55%
Loans covered under FDIC loss share	24.82%	17.48%	14.48%	16.94%	3.05%
Total portfolio loans	6.75%	6.34%	5.62%	5.67%	5.54%
Securities	2.60%	2.75%	2.85%	2.76%	2.78%
Federal funds sold	0.26%	0.30%	0.31%	0.36%	0.20%
Yield on earning assets	5.75%	5.67%	4.95%	5.06%	4.89%
Interest-bearing deposits	1.21%	1.24%	1.44%	1.56%	1.72%
Subordinated debt	5.71%	5.88%	5.84%	5.86%	5.80%
Borrowed funds	2.32%	2.29%	2.55%	2.74%	3.19%
Cost of paying liabilities	1.49%	1.54%	1.75%	1.87%	2.06%
Net interest spread	4.26%	4.13%	3.20%	3.18%	2.83%
Net interest rate margin	4.44%	4.31%	3.46%	3.47%	3.15%

WEALTH MANAGEMENT
Trust Assets under management	$812,104	$741,929	$722,895	$773,069	$750,755
Trust Assets under administration	1,498,987	1,371,214	1,230,827	1,320,714	1,279,971

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES

       PRE-TAX INCOME (LOSS) FROM CONTINUING OPERATIONS TO PRE-TAX, PRE-PROVISION INCOME FROM CONTINUING OPERATIONS

	For the Quarter Ended

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2010	2010	2010	2010	2009
Pre-tax income (loss) from continuing operations	$8,347	$7,233	$537	$(4,776)	$8
Sales and fair value writedowns of other real estate	2,683	1,606	678	586	1,166
Sale of securities	(781)	(124)	(525)	(557)	(3)
Gain on extinguishment of debt	-	-	-	-	(2,062)
Income (loss) before income tax	10,249	8,715	690	(4,747)	(891)
Provision for loan losses	3,325	7,650	8,960	13,800	8,400
Pre-tax, pre-provision income from continuing operations	$13,574	$16,365	$9,650	$9,053	$7,509

       SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

	For the Quarter Ended

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2010	2010	2010	2010	2009
Shareholders' equity	$183,348	$180,580	$176,872	$175,234	$163,912
Less: Preferred stock	(32,519)	(32,334)	(32,153)	(31,976)	(31,802)
Less: Goodwill	(2,064)	(2,064)	(2,064)	(2,064)	(2,064)
Less: Intangible assets	(1,223)	(1,322)	(1,423)	(1,531)	(1,643)
Tangible common equity	$147,542	$144,860	$141,232	$139,663	$128,403

Total assets	$2,805,840	$2,504,244	$2,272,729	$2,361,405	$2,365,655
Less: Goodwill	(2,064)	(2,064)	(2,064)	(2,064)	(2,064)
Less: Intangible assets	(1,223)	(1,322)	(1,423)	(1,531)	(1,643)
Tangible assets	$2,802,554	$2,500,858	$2,269,242	$2,357,810	$2,361,948

Tangible common equity to tangible assets	5.26%	5.79%	6.22%	5.92%	5.44%